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                                                                      EXHIBIT 12
                            IDX SYSTEMS CORPORATION
                     SCHEDULES OF NET INCOME PER SHARE AND
                         PRO FORMA NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



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
                                                     PRIMARY                 FULLY DILUTED
                                                 NINE MONTHS ENDED         NINE MONTHS ENDED
                                                   SEPTEMBER 30,             SEPTEMBER 30,
                                               1996        1995            1996        1995
                                             --------     ------          --------    -------

Weighted average shares                        20,661         14,170       20,661      14,170
  outstanding

Net dilutive effect of stock options-
  based on the treasury stock method
  using the IPO price until the effective
  date and average price thereafter for
  primary and ending price, if higher,
  for fully diluted                               726          1,289          726       1,289

Effect of final S corporation
  distribution                                                 1,789                    1,789

Effect of common and common
  stock equivalent shares issued by
  the Company during the twelve
  month period immediately
  preceding the Company's initial
  public offering in November 1995,
  as if they were outstanding for all
  periods presented prior to the initial
  public offering, using the treasury
  stock method, as described above                               192                      192
                                               ------        -------     -------      -------

Total shares                                   21,387         17,440       21,387      17,440
                                              =======        =======     ========     =======

Net income                                    $10,638                     $10,638
                                              =======                    ========

Net income per share                          $  0.50                       $0.50
                                              =======                    ========

Pro forma net income                                         $ 6,899                   $ 6,899
                                                             =======                  ========

Pro forma net income per share                               $  0.40                     $0.40
                                                             =======                  ========
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